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EXHIBIT  10.1

AGREEMENT  FOR  PROFESSIONAL  ADVISORY  SERVICES;

RETAINER COMMITMENT AND LONG TERM SERVICES INTENT DECLARATION; KEMPER PRESSURE TREATED FOREST PRODUCTS INC. & SOURCE MANAGEMENT SERVICES

This agreement is made effective as of January 7, 1997, by and between Kemper Pressure Treated Forest Products Inc. (the "Company"), 1250 24th ST. N.W #300, Washington D.C. 20037 and Source Management Services, P.O. Box 371 Damascus Md., 20872, (the "Project Advisor or Advisor").

The Project Advisor has a background in Securities Underwriting, Merchant Banking and Business Management, and is willing to provide the services based on his background. The Company desires to have the services of the Project Advisor.

Therefore  the  parties  agree  as  follows:

1.     Description  of  Services:

General;

The project advisor will oversee the general activities OF the company on a day to day basis. The advisor will focus on the development and execution of the business plan in general which calls for the company to align itself by pact or joint venture with larger more established organizations in the industry in AN attempt to move from a production based supplier to A broker based supplier of finished goods,

Acquisition/Merger/Offering,

The Project Advisor WILL assist in the arrangement OF required audits for the preparation of a registration statement, oversee and prepare all documentation for a 505 and/or a 506 private placement, prepare all filings for a listing on the Over the Counter Exchange, expand the current registration to execute A public offering and apply for a NASDAQ listing that will facilitate acquisitions.

2.     Authority  to  bind  legally  and  contractually  obligate  the  company;

It is agreed by all patties of this contract including all Board of Directors and Managers of the company that the Advisor has the authority to act on behalf and legally bind and contractually obligate the company to any and all contracts, that in his sole discretion, are necessary and are interest of the pursuit of the company's business plan.

3.     PAYMENT;

The Advisor shall receive payment for the year of 1997 at a rate of S1,80O.00/month, 1998 at a rate of $150.00/hr or $6,800.00/month which ever is greater, in 1999 the rate will increase to $150.00/hr or $10,000.00/ month which ever is greater, and in 2000 the rate will increase to $150.00/hr or $17,500.O0/month, which ever is greater at which point the rate of compensation shall remain the same for the duration of the contract relationship unless otherwise renegotiated and accepted by the Advisor. Further compensation will be in the form of a bonus of 5% of the outstanding shares of the Company's common stock as calculated at the time the company begins to trade on any stock exchange.

4.     Expense  Reimbursement;

The Advisor shall be entitled to reimbursement from the company for all out of pocket expenses.

5.  SUPPORT  Services

The company will provide or reimburse the Advisor for all cost related to support services, including but not limited to office space, secretarial services, postage, document reproduction, legal fees, and rent.

6.     TERMINATION;

This agreement shall terminate 7 years from its execution. Early termination of the contract shall require two-thirds vote of the outstanding shares of the company as calculated at the time that the motion to terminate the agreement is carried by the existing Board of Directors.

7.     Notices;

All notices required or permitted under this agreement shall, unless changed by written notification, be delivered in writing to;
COMPANY;

Kemper  Pressure  Treated  Forest  Products  mc;
1250  24th  St.  NW.  #300
Washington  D.20037

Source  Management  Services
P.O.Box  371
Damascus  Md.  20376

8.     Entire  Agreement;

This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior writings or oral agreements between the parties


9.  Amendments;

This agreement may be modified or amended if the agreement is made in writing and agreed to by both parties.

10.     SEVERABILITY;

If any provisions of this agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. This agreement shall survive all changes of authority and positions of office selection and resignation. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

11.  WAIVER  OF  CONTRACTUAL  RIGHTS;

The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this agreement.

12.  Applicable  Law.

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This  agreement  shall  be  governed  by  the  laws  of  the  state of Maryland.

Kemper  Pressure  Treated  Forest  Products  Inc.

/s/  Morris  Ingram
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Morris  Ingram
Director  and  President

/s/  Michael  J.  Channey
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Michael  J.  Channey
Shareholder

Source  Management  Services,  Inc.

/s/  Brian  Sorrentino
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Brian  Sorrentino          1/7/97